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                                                                    EXHIBIT 99.1



                             EVERGREENBANCORP, INC.
                             2000 STOCK OPTION PLAN


        (EvergreenBancorp, Inc. adopted the EvergreenBank 2000 Stock Option Plan following the holding company formation that was completed on June 20, 2001. Therefore, all references to "Bank" refer to "Bancorp.")

        SECTION 1. Purpose. The purpose of this Evergreen Bank 2000 Stock Option Plan (this "Plan") is to provide a means whereby Evergreen Bank (the "Bank") may continue to attract, motivate and retain selected employees, officers, and directors (subject to the restrictions contained in Sections 2 and 4) and to encourage stock ownership in the Bank through granting incentive stock options and/or nonqualified stock options to purchase the Common Stock of the Bank (as defined in Section 3), so that such key employees will more closely identify their interests with those of the Bank and its shareholders.

        SECTION 2. Administration. This Plan shall be administered by the Board of Directors of the Bank (the "Board") or, in the event the Board shall appoint or authorize a committee to administer this Plan, by such committee. The administrator of this Plan shall hereinafter be referred to as the "Plan Administrator."

               2.1 Procedures. The Board may designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

               2.2 Responsibilities. Except for the terms and conditions explicitly required in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price, and all other terms and conditions of the options. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any option issued under this Plan, or of any rule or regulation promulgated in connection with this Plan, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Internal Revenue Code (the "Code"), as amended, and the regulations thereunder.

               2.3 Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Bank that this Plan and options granted under this Plan comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in


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this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Plan participants.

        SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Bank's Common Stock (the "Common Stock"), presently authorized but unissued or now held or subsequently acquired by the Bank as treasury shares. Subject to adjustment as provided in Section 7 of this Plan, the aggregate amount of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed 66,000 shares as such Common Stock was constituted on the effective date of this Plan. If any option granted under this Plan expires or is surrendered, exchanged for another option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for purposes of this Plan, including for replacement options which may be granted in exchange for such surrendered, canceled or terminated options. In no event shall a single individual receive a grant, or series of grants, during a single calendar year for more than 5,000 shares.

        SECTION 4. Eligibility. An incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of the Bank (or a related corporation) and who the Board may from time to time select for participation in this Plan. Members of the Board shall not be eligible for grants of incentive stock options unless they are also employees of the Bank. At the discretion of the Plan Administrator, employees, officers, independent contractors and directors of the Bank (including nonemployee directors) may receive nonqualified stock options. Any party to whom an option is granted under this Plan shall be referred to in this Plan as an "Optionee."

        SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

               5.1 Number of Shares. The maximum number of shares that may be purchased pursuant to the exercise of each option shall be as established by the Plan Administrator.

               5.2 Price of Shares. The price per share at which each option is exercisable (the "exercise price") shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price as follows:

                      5.2.1 Incentive Stock Options. With respect to incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and subject to subsection 5.2.3 below, the exercise price shall be not less than the fair market value per share of the Common Stock at the time the option is granted.

                      5.2.2 Nonqualified Stock Options. With respect to nonqualified stock options, the exercise price shall be the amount set by the Plan Administrator.


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                      5.2.3 Incentive Stock Options to Greater than 10%
Shareholders. With respect to incentive stock options granted to greater than 10% shareholders, the exercise price shall be as required by Section 6.

                      5.2.4 Fair Market Value. The fair market value per share of the Common Stock for the purpose of determining the exercise price under this
Section 5.2 shall be determined by the Board in good faith at the time the option is granted.

               5.3 Term and Maturity. Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% shareholders, the term of each incentive stock option shall be ten (10) years from the date it is granted unless a shorter period of time is established by the Plan Administrator. The term of each nonqualified stock option shall also be ten (10) years from the date it is granted unless a shorter or longer period of time is established by the Plan Administrator. To ensure that the Bank or related corporation will achieve the purpose and receive the benefits contemplated in this Plan, any option granted to any Optionee under this Plan shall, unless the condition of this sentence is waived or modified in the agreement evidencing the option or by resolution adopted by the Plan Administrator, be exercisable according to the following schedule:

              Period of Optionee's Continuous
               Relationship With the Bank or
                  Related Corporation From                     Portion of Total Option
               the Date the Option Is Granted                    Which Is Exercisable
               ------------------------------                    --------------------
                      after 1 year                                       20%
                      after 2 years                                      40%
                      after 3 years                                      60%
                      after 4 years                                      80%
                      after 5 years                                      100%


               5.4 Exercise. Subject to the vesting schedule described in subsection 5.3 above and to any additional holding period required by applicable law, each option may be exercised in whole or in part; provided, however, that only whole shares will be issued pursuant to the exercise of any option. During an Optionee's lifetime, any incentive stock options granted under this Plan are personal to him or her and are exercisable solely by such Optionee. Options shall be exercised by delivery to the Bank of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

               5.5 Payment of Exercise Price. Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Bank and shall be in cash, bank certified or cashier's check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

               The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that


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additional forms of payment will be permitted, including installment payments on such terms and over such period as the Plan Administrator may determine in its discretion.

               5.6 Withholding Tax Requirement. The Bank or any related entity shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Bank may require an Optionee receiving shares of Common Stock to reimburse the Bank or a related entity for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Bank, or related entity, is so reimbursed. In lieu of such withholding or reimbursement, the Bank (or related entity) shall have the right to withhold from any other cash amounts due or to become due from the Bank (or related entity) to the Optionee an amount equal to such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld as reimbursement for any such taxes and cancel (in whole or in part) any such shares so withheld.

               5.7 Nontransferability of Option. Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Options under this Plan shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred by this Plan, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred by this Plan shall be null and void. Notwithstanding the foregoing, an Optionee may during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

               5.8    Termination of Relationship.

                      5.8.1 Termination Other Than Termination For Cause, Death or Total Disability. If the Optionee's relationship with the Bank or any related corporation ceases for any reason other than termination for cause, death or total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a three (3) month period after such cessation, that portion of the Optionee's option which is exercisable at the time of such cessation. The Optionee's option, however, shall terminate at the end of the three (3) month period following such cessation as to all Shares for which it has not been exercised, unless such provision is waived in the agreement evidencing the option or by resolution adopted by the Plan Administrator. If, in the case of an incentive stock option, an Optionee's relationship with the Bank or related corporation changes (i.e., from employee to nonemployee, such as a consultant), such change shall constitute a termination of an Optionee's employment with the Bank or related corporation and the Optionee's incentive stock option shall terminate in accordance with this subsection. Upon the expiration of the three (3) month period following cessation of employment, the Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period following such cessation beyond that specified above. In the case of an incentive stock option, the Optionee does not exercise the Optionee's option within three (3)


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months after cessation of employment, the option will no longer qualify as an incentive stock option under the Code.

                      5.8.2 Termination For Cause. If an Optionee is terminated for cause, any option granted under this Plan shall automatically terminate as of the first discovery by the Bank of any reason for termination for cause, and such Optionee shall have no right to purchase any shares pursuant to such option. "Termination for cause" shall mean dismissal for willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), the performance of an illegal act involving moral turpitude while purporting to act in the Bank's behalf, or engaging in activities directly in competition or antithetical to the best interests of the Bank. If an Optionee is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all Optionee's rights under any option granted under this Plan shall likewise be suspended during the period of investigation.

                      5.8.3 Termination Because of Total Disability. If an Optionee's relationship with the Bank or any related corporation ceases because of a total disability, the Optionee's option shall not terminate or, in the case of an incentive stock option, cease to be treated as an incentive stock option until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term "total disability" refers to a mental or physical impairment of the Optionee which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Optionee to be unable, in the opinion of the Bank and two independent physicians and after reasonable accommodation, to perform his or her duties for the Bank and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Bank and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

                      5.8.4 Transfer of Relationship Between Bank and Related Company. For purposes of this subsection 5.8, a transfer of relationship between or among the Bank and/or any related corporation (as defined in Section 5.8.6 below) shall not be deemed to constitute a cessation of relationship with the Bank or any of its related corporations.

                      5.8.5 Military Leave, Sick Leave and Bona Fide Leave of Absence. For purposes of this subsection 5.8, with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or by contract.

                      5.8.6 Related Corporation. As used in this Plan, the term "related corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Bank) which, at the time of the granting of the option, is in an unbroken chain of corporations ending with the Bank, if stock possessing 50% or more of the total combined voting power of all classes of stock of each of the corporations other than the Bank is owned by one of the other corporations in such chain. When referring to a parent corporation, the term "related corporation" shall mean any corporation in an unbroken chain of corporations ending with the


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Bank if, at the time of the granting of the option, each of the corporations other than the Bank owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               5.9 Death of Optionee. If an Optionee dies while he or she has a relationship with the Bank or any related corporation or dies within the three
(3) month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee's rights under the option shall pass by will or by the applicable laws of descent and distribution.

               5.10 Status of Shareholder. Neither the Optionee nor any party to which the Optionee's rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Bank with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

               5.11 Continuation of Employment. Nothing in this Plan or in any option granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employ of the Bank or of a related corporation, or to interfere in any way with the right of the Bank or of any related corporation to terminate his or her employment or other relationship with the Bank at any time.

               5.12 Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the obligations of the Bank under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a "modification" as defined in Code
Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

               5.13 Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Bank, a related corporation or a predecessor corporation) exceeds $100,000, those options (or the portion of an option) beyond the $100,000 threshold shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Bank, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations changing or eliminating such annual limit.



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               5.14   Shareholders' Agreement. To the extent required by the
Plan Administrator upon exercise of an option, the Optionee shall agree to enter into and be bound by the agreement then in effect, if any, between the Bank and its shareholders relating to the repurchase by the Bank of its outstanding Common Stock, or a similar agreement that governs the Bank's repurchase of shares from Optionees under certain circumstances.

        SECTION 6. Greater Than 10% Shareholders.

               6.1 Exercise Price and Term of Incentive Stock Options. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Bank or any related corporation, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

               6.2 Attribution Rule. For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Bank, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

        SECTION 7. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Bank resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

               7.1    Effect of Reorganization or Change in Control.

                      7.1.1 Conversion of Options on Stock for Stock Exchange. If the shareholders of the Bank receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation or reorganization, all options granted under this Plan shall be converted into options to purchase shares of Exchange Stock. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted under this Plan in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation or reorganization. The vesting schedule set forth in the option agreement shall continue to apply for the Exchange Stock.



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                      7.1.2 Change in Control. In the event of a "Change in
Control," as defined in Section 7.1.3 below, any options or portions of such options outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested shall not become fully vested merely by the occurrence of a Change in Control. Provided, in the event that the option holder's employment shall be involuntarily terminated within one (1) year following the Change in Control without cause as defined in Section 5.8.2, any options or portions of such options outstanding as of the date of such termination shall become fully vested and exercisable.

                      7.1.3 Definition of "Change in Control." As used herein, a "Change in Control" shall be deemed to have occurred if: (A) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the combined voting power of the outstanding securities of the Bank having a right to vote at elections of directors; or (B) the individuals who at the commencement date of this Agreement constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute a majority thereof, provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank's shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this subparagraph (B), considered as though he were a member of the Incumbent Board

               7.2 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

               7.3 Determination of Board to Be Final. All Section 7 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a "modification" as defined in Code Section 424(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

        SECTION 8. Securities Regulation. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant to the exercise of such option shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Bank with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan. Inability of the Bank to obtain from any regulatory body having jurisdiction, the authority deemed by the Bank's counsel to be necessary for the lawful issuance and sale of any shares under this Plan or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan shall relieve the Bank of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.


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               As a condition to the exercise of an option, the Bank may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Bank, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Bank, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Bank, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Bank) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE BANK TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

               Should any of the Bank's capital stock of the same class as the stock subject to options granted under this Plan be listed on a national securities exchange, all stock issued under this Plan if not previously listed on such exchange shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.

        SECTION 9. Amendment and Termination.

               9.1 Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 7, the approval of the Bank's shareholders is necessary within 12 months before or after the adoption by the Board of any amendment which will:

                             (a)    increase the number of shares which are to
be reserved for the issuance of options under this Plan;

                             (b)    permit the granting of stock options to a
class of persons other than those presently permitted to receive stock options under this Plan; or

                             (c)    require shareholder approval under
applicable law.

               Any amendment made to this Plan which would constitute a "modification" to incentive stock options outstanding on the date of such amendment, shall not be applicable to such outstanding incentive stock options, but shall have prospective effect only, unless the Optionee agrees otherwise.

               9.2 Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the shareholders of the Bank. No option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the option holder, alter or impair any rights or obligations under any option previously granted under this Plan.



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        SECTION 10. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Bank's shareholders any time within 12 months before or after the adoption of this Plan.

               Adopted by the Board of Directors on February 17, 2000, and approved by the shareholders on April 20, 2000.

               Adopted by the Board of Directors as of June 20, 2001, the effective date of the holding company reorganization that was approved by the shareholders on April 30, 2001.

                                            EVERGREENBANCORP



                                            By  ________________________________

                                            Its ________________________________



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